Exhibit 99.1

Corporate Office 6625 West 78th Street, Suite 300 Minneapolis, MN 55439 Phone: 952.893.3200 Fax: 952.893.0704 www.uhs.com

CONTACT:	James Pekarek;
Executive Vice President and Chief Financial Officer
Universal Hospital Services, Inc.
(952) 607-3054

UNIVERSAL HOSPITAL SERVICES ANNOUNCES PRELIMINARY FINANCIAL RESULTS FOR
THIRD QUARTER 2018 AND UPDATES FULL YEAR 2018 OUTLOOK

Minneapolis, Minn.—(BUSINESS WIRE)— October 15, 2018 — Universal Hospital Services, Inc. (“UHS”), today announced preliminary results for the quarter ended September 30, 2018 and provided an update to its full-year financial outlook.

Total revenue for the three months ended September 30, 2018, was $138.1 million, representing an 11.6 percent increase from total revenue of $123.8 million for the same period of 2017.  Total revenue for the nine months ended September 30, 2018, was $421.2 million, representing a 10.1 percent increase from total revenue of $382.6 million for the same period of 2017.

Adjusted EBITDA for the three months ended September 30, 2018, was $36.2 million, an 8.6 percent increase from Adjusted EBITDA of $33.4 million for the same period of 2017.  Adjusted EBITDA for the nine months ended September 30, 2018, was $113.5 million, a 10.7 percent increase from Adjusted EBITDA of $102.5 million for the same period of 2017.

In line with management’s outlook for the year, the company narrowed its full-year 2018 Adjusted EBITDA guidance to $150 million from its previously announced full-year range of $145 to $150 million. In addition, the company reaffirmed its initial 2019 Adjusted EBITDA guidance range of $165 to $170 million.

The revenue and Adjusted EBITDA results for the three and nine months ended September 30, 2018 are preliminary and subject to revision based on the completion of the accounting and financial reporting process necessary to finalize UHS’s financial statements as of and for the three and nine months ended September 30, 2018. UHS plans to release its full third quarter 2018 financial results on November 6, 2018.

Conference Call Information

UHS will hold a conference call to discuss its full 2018 third quarter results on Wednesday, November 7, at 9 a.m. Eastern Time (8 a.m. Central Time).

To participate, call (877) 407-4177 and advise the operator that you would like to join the Universal Hospital Services 2018 Third Quarter Earnings Conference Call. A replay of this call will be available from 12 p.m. Eastern Time on November 7, through 11:59 p.m. Eastern Time on December 6, and can be accessed by calling (877) 660-6853 and using the conference ID 13683324.

UHS will also use a slide presentation to facilitate the conference call discussion. A copy of the presentation may be obtained via the company’s website at www.uhs.com. Select “Investors” then “Presentations.”

Corporate Office 6625 West 78th Street, Suite 300 Minneapolis, MN 55439 Phone: 952.893.3200 Fax: 952.893.0704 www.uhs.com

Adjusted EBITDA Reconciliation

Adjusted EBITDA is defined by UHS as Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), and excludes non-cash share-based compensation expense, management, board and other non-recurring gain, expenses, or loss, which may not be calculated consistently among other companies applying similar reporting measures. EBITDA and Adjusted EBITDA are not intended to represent an alternative to operating income or cash flows from operating, financing or investing activities (as determined in accordance with generally accepted accounting principles (“GAAP”)) as a measure of performance and is not representative of funds available for discretionary use due to UHS’ financing obligations. EBITDA is included because it is a widely accepted financial indicator used by certain investors and financial analysts to assess and compare companies and is an integral part of UHS’ debt covenant calculations. Adjusted EBITDA is included because UHS’ financial guidance and certain compensation plans are based upon this measure. Management believes that Adjusted EBITDA provides an important perspective on the company’s ability to service its long-term obligations, the company’s ability to fund continuing growth, and the company’s ability to continue as a going concern.

About Universal Hospital Services, Inc.

Universal Hospital Services, Inc. is a leading nationwide provider of health care technology management and service solutions to the health care industry. UHS owns or manages more than 800,000 units of medical equipment for approximately 7,000 national, regional and local acute care hospitals and alternate site providers across the U.S. For more than 75 years, UHS has delivered medical equipment management and service solutions that help clients reduce costs, increase operating efficiencies, improve caregiver satisfaction and support optimal patient outcomes.

Universal Hospital Services, Inc.

6625 West 78th Street, Suite 300

Minneapolis, MN  55439

952-893-3200

www.uhs.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Universal Hospital Services, Inc., believes statements in this presentation looking forward in time, including preliminary results, involve risks and uncertainties. The following factors, among others, could adversely affect our business, operations and financial condition causing our actual results to differ materially from those expressed in any forward-looking statements: our history of net losses and substantial interest expense; our need for substantial cash to operate and expand our business as planned; our substantial outstanding debt and debt service obligations; restrictions imposed by the terms of our debt; a decrease in the number of patients our customers are serving; our ability to effect change in the manner in which health care providers traditionally procure medical equipment; the absence of long-term commitments with customers; our ability to renew contracts with group purchasing organizations and integrated delivery networks; changes in reimbursement rates and policies by third-party payors; the impact of health care reform initiatives; the impact of significant regulation of the health care industry and the need to comply with those regulations; the effect of prolonged negative changes in domestic and global economic conditions; difficulties or delays in our continued expansion into certain of our businesses/geographic markets and developments of new businesses/geographic markets; additional credit risks in increasing business with home care providers and nursing homes, impacts of equipment product recalls or obsolescence; increases in vendor costs that cannot be passed through to our customers; and other Risk Factors as detailed in our annual report on Form 10-K for the year ended December 31, 2017, as well as our other filings with the Securities and Exchange Commission.